EXHIBIT 4.2
DESCRIPTION OF CAPITAL STOCK
General
Bread Financial Holdings, Inc.’s (the “Company,” “us,” “we” or “our”) Third Amended and Restated Certificate of Incorporation, as amended (“charter”) is filed as Exhibits 3.1, 3.2 and 3.3 to this Annual Report on Form 10-K and incorporated herein by reference. Our Sixth Amended and Restated Bylaws (“bylaws”) is filed as Exhibit 3.4 to this Annual Report on Form 10-K and incorporated herein by reference. As of December 31, 2022, we had two classes of securities outstanding and registered under Section 12(b) of the Securities Exchange Act of 1934, as amended: (i) common stock, $0.01 par value per share (the “Common Stock”) and (ii) depositary shares (the “Depositary Shares”), each representing 1/40th interest in a share of 8.625% Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”).
The Common Stock is traded on the New York Stock Exchange under the symbol “BFH” and the Depositary Shares are traded on the New York Stock Exchange under the symbol “BFH PrA.” The transfer agent and registrar for the Common Stock is Computershare Investor Services, and the depositary for the Depositary Shares is Computershare Inc. and Computershare Trust Services, acting jointly (the “Depositary”).
The following summary is not complete. You should refer to the applicable provisions of our charter and bylaws as well as to Delaware General Corporation Law (the “DGCL”) for a complete statement of the terms and rights of our common stock.
Authorized Capital Stock
Our charter currently authorizes issuance of 219,880,000 shares, including 200,000,000 shares of Common Stock, $0.01 par value per share and 19,880,000 shares of preferred stock, $0.01 par value per share, of which 75,000 have been designated as shares of Series A Preferred Stock.
Preferred Stock
The board of directors of the Company is authorized to determine the powers, designations, preferences and relative, participating, optional or other special rights, including voting rights, and the qualifications, limitations or restrictions thereof of each class of capital stock and of each series within such class.
Common Stock
The voting, dividend and liquidation rights of the holders of our Common Stock are subject to and qualified by the rights of the holders of the Series A Preferred Stock and any other series of preferred stock.
Dividends
Holders of Common Stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for their payment, subject to the rights of holders of the Series A Preferred Stock and any other series of preferred stock that may be issued and outstanding and to restrictions contained in agreements to which the Company is a party.
Voting Rights
Subject to the rights of holders of the Series A Preferred Stock and any other preferred stock that may be issued and outstanding, each share of Common Stock entitles the holder to one vote per share on all matters submitted to a vote of stockholders. In general, matters submitted for stockholder action shall be approved if the votes cast “for” the matter exceed the votes cast “against” a matter, unless a greater or different vote threshold is required by any applicable law, rule or regulation, the rights of any authorized class of stock, or our charter or bylaws. Other than in a contested election where directors are elected by a plurality vote, a director nominee shall be elected to the board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. Holders of Common Stock may not cumulate their votes.

Consents in Lieu of Meetings
Any action required to be, or that may be taken, at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt, written notice of the action taken by means of any such consent that is other than unanimous shall be given to those stockholders who have not consented in writing.
Rights upon Liquidation
In the event of the liquidation or dissolution of the Company, whether voluntary or involuntary, holders of the Common Stock will be entitled to receive all assets of the Company available for distribution to its stockholders, subject to the rights of the Series A Preferred Stock and any other then outstanding shares of preferred stock.
Other Rights
Holders of Common Stock are not entitled to preemptive, conversion or redemption rights and there are no sinking fund provisions applicable to shares of our Common Stock. All outstanding share of Common Stock are fully paid and non-assessable.
Special Meetings
Special meetings of the stockholders of the Company, for any purpose(s), may be called by (i) the chief executive officer or president; (2) the secretary of the Company upon a resolution adopted by a majority of the whole board; or (iii) the secretary of the Company upon the request of the stockholders of record of at least 25% of the Common Stock entitled to vote.
Proxy Access
Our bylaws permit a stockholder, or a group of up to 20 stockholders, owning at least three percent of our outstanding common stock continuously for at least three years to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two directors or twenty percent of our board of directors, provided that the stockholders and nominees satisfy the requirements specified in our bylaws.
Removal of Directors; Vacancies
Any director may be removed at any annual or special stockholders’ meeting upon the affirmative vote of the holders of more than 50% of the outstanding shares of voting stock entitled to vote on the matter. Vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director
Other Provisions of Our Charter, Bylaws or the Delaware General Corporation Law That May Have Anti-Takeover Effects
Advance Notice Provisions for Stockholder Proposals and Director Nominations
Our bylaws provide that a stockholder must notify us in writing, within timeframes specified in the bylaws, of any stockholder nomination of a director and of any other business that the stockholder intends to bring at a meeting of stockholders. Our bylaws further provide requirements as to the timing, form and content of a stockholder’s notice.
Amendments to our Bylaws
Our charter and bylaws provide that our bylaws may be adopted, amended or repealed by the affirmative vote of the majority of the whole board or by the stockholders at any annual or special meeting providing notice of such action.

Delaware Business Combination Statute
We are subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a Delaware corporation that has either a class of stock listed on a national stock exchange or at least 2,000 stockholders of record from engaging in a business combination with an interested stockholder (generally, the beneficial owner of 15% or more of the corporation’s outstanding voting stock) for three years following the time the stockholder became an interested stockholder, unless, prior to that time: (1) the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (2) at least two-thirds of the outstanding shares not owned by that interested stockholder approve the business combination, or (3) upon becoming an interested stockholder, that stockholder owned at least 85% of the outstanding shares, excluding those held by officers, directors and some employee stock plans. A “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit, other than proportionately as a stockholder, to the interested stockholder.
Description of Depositary Shares Each Representing a 1/40th Interest in a Share of Series A Preferred Stock

General

The Depositary Shares represent proportional fractional interests in our Series A Preferred Stock. Each Depositary Share represents a 1/40th interest in a share of the Series A Preferred Stock, and are evidenced by depositary receipts. We deposited the underlying shares of Series A Preferred Stock with the Depositary pursuant to a deposit agreement, dated November 25, 2025, among us, the Depositary and the holders from time to time of the depositary receipts described therein (the “Deposit Agreement”). Holders of the Depositary Shares are entitled to all proportional rights and preferences of the Series A Preferred Stock (including dividend, voting, redemption and liquidation rights). The Depositary’s principal executive office is located at 150 Royall Street, Canton, Massachusetts 02021.

Series A Preferred Stock

Shares of the Series A Preferred Stock: (i) rank senior to our Common Stock; (ii) rank junior to any of our existing and future indebtedness; and (iii) at least equally with each other series of preferred stock we may issue if provided for in the certificate of designations relating to such preferred stock or otherwise (except for any senior stock that may be issued with the requisite consent of the holders of the Series A Preferred Stock), with respect to the payments of dividends and distributions of assets upon liquidation, dissolution or winding up.

The Series A Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The Series A Preferred Stock has no stated maturity and is not be subject to any sinking fund or other obligation of the Company to redeem or repurchase the Series A Preferred Stock.

Shares of the Series A Preferred Stock are fully paid and nonassessable. The Depositary is the sole holder of shares of the Series A Preferred Stock. The holders of Depositary Shares are required to exercise their proportional rights in the Series A Preferred Stock through the Depositary, as described below.

Dividends and Other Distributions

Holders of Series A Preferred Stock are entitled to receive, when, as, and if declared by the board of directors of the Company or a duly authorized committee of the board of directors of the Company, non-cumulative cash dividends quarterly in arrears, on March 15, June 15, September 15 and December 15 of each year based on the liquidation preference of the Series A Preferred Stock at a fixed rate of 8.625% per annum.

Each dividend payable on a Depositary Share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of the Series A Preferred Stock.

The Depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series A Preferred Stock to the record holders of Depositary Shares relating to the underlying Series A Preferred

Stock in proportion to the number of Depositary Shares held by the holders. If we make a distribution other than in cash, the Depositary will distribute any property received by it to the record holders of Depositary Shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the Depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the Depositary Shares.

Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Series A Preferred Stock.

The amounts distributed to holders of Depositary Shares will be reduced by the amounts required to be withheld by the Depositary or by us on account of taxes or other governmental charges. The Depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Depositary Shares or the shares of the Series A Preferred Stock until such taxes or governmental charges are paid.

Redemption of Series A Preferred Stock and Depositary Shares

Series A Preferred Stock is not redeemable prior to December 15, 2030. On that date, and on any dividend payment date thereafter, Series A Preferred Stock will be redeemable at the option of the Company, in whole or in part, on any dividend payment date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends. Holders of Series A Preferred Stock have no right to require the redemption or repurchase of Series A Preferred Stock.

If we redeem the Series A Preferred Stock represented by the Depositary Shares, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption of the Series A Preferred Stock held by the Depositary. The redemption price per Depositary Share is expected to be equal to 1/40th of the redemption price per share payable with respect to the Series A Preferred Stock (or $25 per Depositary Share), plus any declared and unpaid dividends.

Whenever we redeem shares of Series A Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing shares of the Series A Preferred Stock so redeemed. If fewer than all of the outstanding Depositary Shares are redeemed, the Depositary will select the Depositary Shares to be redeemed pro rata or by lot or in such other manner determined by us to be fair and equitable. The Depositary will send notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series A Preferred Stock and the related Depositary Shares.

Voting the Series A Preferred Stock

The affirmative vote or consent of the holders of at least two-thirds of all the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, is required to:

•authorize or increase the authorized amount of, or issue, shares of any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company, or issue any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company;

•amend the provisions of the charter so as to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued shares of the Series A Preferred Stock or authorized Common Stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Company will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock; and

•consummate a binding share-exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of the Company with or into another entity unless (i) the shares of the Series A Preferred Stock remain outstanding or are converted into or exchange for the preference securities of the new surviving entity and (ii) the shares of the remaining Series A Preferred Stock or new preferred securities have terms that are not materially less favorable than the Series A Preferred Stock.

If the Company fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series A Preferred Stock for six quarterly dividend periods, whether or not consecutive, the number of directors on the board of directors of the Company will be increased by two at the Company’s first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until continuous non-cumulative dividends for at least one year on all outstanding shares of the Series A Preferred Stock entitled thereto have been paid, in full, holders of shares of the Series A Preferred Stock will have the right, voting as a class, to elect such two additional members of the board of directors of the Company to hold office for a term of one year.

Because each Depositary Share represents a 1/40th interest in a share of the Series A Preferred Stock, holders of depositary receipts are entitled to 1/40th of a vote per Depositary Share under those limited circumstances in which holders of the Series A Preferred Stock are entitled to a vote.

When the Depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the Depositary will send the information contained in the notice to the record holders of the Depositary Shares relating to the Series A Preferred Stock. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the Depositary to vote the amount of the Series A Preferred Stock represented by the holder’s Depositary Shares. To the extent possible, the Depositary will vote the amount of the Series A Preferred Stock represented by Depositary Shares in accordance with the instructions it receives. We have agreed to take all reasonable actions that the Depositary determines are necessary to enable the Depositary to vote as instructed. If the Depositary does not receive specific instructions from the holders of any Depositary Shares representing the Series A Preferred Stock, it will not vote the amount of the Series A Preferred Stock represented by such Depositary Shares.

Restrictions upon the Right to Deposit or Withdraw the Series A Preferred Stock

The deposit of the Series A Preferred Stock may be refused, the delivery of receipts against Series A Preferred Stock may be suspended, the registration of transfer of receipts may be refused and the registration of transfer, surrender or exchange of outstanding receipts may be suspended (i) during any period when the register of stockholders of the Company is closed or (ii) if any such action is deemed necessary or advisable by the Depositary, any of the Depositary’s agents or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of the Deposit Agreement.

Upon surrender of a receipt or receipts at the Depositary’s office or at such other offices as it may designate for the purpose of effecting a split-up or combination of such receipt or receipts, and subject to the terms and conditions of the Deposit Agreement, the Depositary shall execute a new receipt or receipts in the authorized denomination or denominations requested, evidencing the aggregate number of Depositary Shares evidenced by the receipt or receipts surrendered, and shall deliver such new receipt or receipts to or upon the order of the holder of the receipt or receipts so surrendered. If the depositary receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the Series A Preferred Stock to be withdrawn, the Depositary will deliver to the holder at the same time a new depositary receipt evidencing such excess number of Depositary Shares.

In no event will fractional shares of the Series A Preferred Stock (or any cash payment in lieu thereof) be delivered by the Depositary. Delivery of the Series A Preferred Stock and money and other property, if any, being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate.

Amendment and Termination of the Depositary Agreement

We and the Depositary at any time may amend the form of depositary receipt evidencing the Depositary Shares and any provision of the Deposit Agreement. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a two-thirds majority of the Depositary Shares then outstanding. We or the Depositary may terminate the Deposit Agreement only if all outstanding Depositary Shares have been redeemed, there has been a final distribution in respect of the Series A Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of depositary receipts, or upon the consent of the holders of receipts representing not less than two-thirds of the Depositary Shares outstanding.

Charges of the Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Depositary in connection with the initial deposit of the Series A Preferred Stock and any redemption of the Series A Preferred Stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

Rights of Holders of Receipts to Inspect the Transfer Books of the Depositary

The Depositary will keep a receipt register at the Depositary’s office for the registration of depositary receipts and transfers of depositary receipts during business hours at the office of the Depositary’s agents for inspection by the holders.

Miscellaneous

The Depositary shall furnish to holders of receipts any reports and communications received from us which is received by the Depositary and which we are required to furnish to the holders of the Series A Preferred Stock.

Under the terms of the Deposit Agreement, the Depositary will treat the persons in whose names the Depositary Shares, including the depositary receipts, are registered as the owners of such securities for the purpose of receiving payments and for all other purposes. Consequently, neither we, nor any depositary, nor any agent of us or any such depositary will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the depositary receipts, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Neither the Depositary nor any Depositary’s agent, nor any registrar, transfer agent, redemption agent or dividend disbursing agent nor the Company shall be liable for any action or any failure to act by it in reliance upon the written advice of legal counsel or accountants, or information from any person presenting the Series A Preferred Stock for deposit, any holder of a receipt or any other person believed by it in good faith to be competent to give such information. The Depositary, any Depositary’s agent, registrar, transfer agent, redemption agent or dividend disbursing agent and the Company may each rely and shall each be protected in acting upon or omitting to act upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.